Exhibit 99.1

7- 7- 2003

To: The Board of Directors of Bella Casa Productions, Inc.

As of the date above, I herby tender my resignation as President and Director of Bella Casa Productions, Inc.

/s/ Ronald W. Gray

Ronald W. Gray